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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  ____________

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 5, 2001


                                 CONCEPTUS, INC.
                    -----------------------------------------
               (Exact Name of Registrant as Specified in Charter)


            Delaware                      000-27596               97-3170244
-------------------------------   ------------------------   -------------------
(State or Other Jurisdiction of   (Commission File Number)   (I.R.S. Employer
         Incorporation)                                      Identification No.)


                1021 Howard Avenue, San Carlos, California 94070
              -----------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                                 (650) 802-7240
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

                                       N/A
                    -----------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)



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ITEM 5.  OTHER EVENTS.

         On November 6, 2001, Conceptus, Inc. issued a press release announcing that it had completed a private placement of approximately 2.3 million shares of newly issued common stock to select institutional and other accredited investors at a price of $13.25 per share. Text of the press release follows:

SAN CARLOS, Calif. (November 6, 2001) - Conceptus, Inc. (NASDAQ NM: CPTS), developer of the non-incisional permanent birth control procedure Essure(TM) pbc, today announced the completion of a private placement of approximately 2.3 million shares of newly issued common stock to select institutional and other accredited investors at a price of $13.25 per share. The lead investor in this financing was Merrill Lynch. Federated Kaufmann Fund, RS Investments and seven additional co-investors also participated. The per share price was determined on October 31, 2001, based on the Company's closing price on that date. Adams, Harkness & Hill, Inc. served as the placement agent for the offering.

With the completion of this financing, Conceptus now has approximately 16.2 million shares outstanding.

"We are very pleased to have completed a placement of this size quickly and during challenging market conditions, and we are particularly happy to welcome Merrill Lynch as our lead investor in this offering," stated Glen Furuta, chief financial officer. "Our cash position now stands at approximately $38 million, which will be used to support our efforts in readying the Company for U.S. PMA approval for Essure(TM) pbc, securing marketing partners in Europe, initiating marketing plans in other international markets, and scaling-up our manufacturing operations.


Permanent Birth Control

Surgical tubal ligation has become the most common form of birth control worldwide, despite the fact that it is invasive and costly. About 93% of the procedures in the U.S. are performed in a hospital or surgi-center under general anesthesia, requiring between four to five hours of hospital recovery time and an average of three to 10 days before returning to regular activities. An Essure pbc procedure does not require cutting or penetrating the abdomen, and can be performed in a less costly procedure setting without general anesthesia. Accordingly, a woman is expected to spend about two to three hours of her day for an Essure pbc procedure, and to have a rapid return to regular activities. Reliance on Essure pbc does not involve taking drugs or hormones, which can interfere with the body's natural menstruation cycle.

About Conceptus

Conceptus, Inc. is developing Essure pbc, an investigational medical device and procedure in the U.S., which is designed to provide a non-incisional alternative to tubal ligation, the leading form of contraception worldwide. Data from the United Nations show that worldwide, 33% of reproductive couples using contraception rely on surgical tubal ligation. Additionally, a survey performed by the United States Centers for Disease Control and Prevention indicates that

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surgical tubal ligation continues to be the most prevalent form of contraception in the United States, and that 35% of women age 35-44 have had a surgical tubal sterilization. An estimated 700,000 surgical tubal ligations are performed each year in the United States.

The Essure pbc procedure is based on a unique and proprietary catheter delivery system for minimally invasive transcervical tubal access.

        Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. The receipt of regulatory approvals, results of product development programs, and clinical efficacy of and market demand for our product, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company's control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company's control, such as delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and other filings with the Securities and Exchange Commission.

                                      # # #

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                CONCEPTUS, INC.
                                (Registrant)


                                By: /s/ Glen K. Furuta
                                   ---------------------------------------------
                                        Glen K. Furuta
                                        Vice President, Finance & Administration
                                        and Chief Financial Officer

Dated: November 8, 2001